                                                                  EXHIBIT 3.1(a)

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                      INTEGRATED ALARM SERVICES GROUP, INC.


         Integrated Alarm Services Group, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

         FIRST: That in accordance with the requirements of Section 242 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation, acting by Unanimous Written Consent dated as of April 16, 2003, duly adopted resolutions proposing and declaring advisable a reverse stock split of the Common Stock outstanding and recommending that such proposal be submitted to the stockholders of the Corporation for their consideration, action and approval.

         SECOND: That thereafter, pursuant to resolution of the Board of Directors, the stockholders of the Corporation acting by Unanimous Written Consent dated as of April 17, 2003, duly approved the aforesaid proposal and the amendment to the Certificate of Incorporation of the Corporation to effectuate the reverse stock split as set forth below.

         THIRD: That pursuant to the proposal for the reverse stock split approved by the stockholders of the Corporation, the Board of Directors of the Corporation, acting by Unanimous Written Consent dated as of April 17, 2003, declared a 1 for 2 reverse stock split effective upon the filing of this certificate of amendment.

         FOURTH: That the Certificate of Incorporation of this Corporation is amended to include as Article Eighth the following:


         "Eighth" Upon the filing and effectiveness (the "Effective Time") of this certificate pursuant to the Delaware General Corporation Law, each two (2) shares of the Common Stock, $.001 par value per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time shall be reclassified as and changed into one (1) validly issued, fully paid and non-assessable share of the Corporation's Common Stock, $.001 par value per share (the "New Common Stock"), without any action by the holder thereof. The Corporation shall not issue fractions of shares of New Common Stock in connection with such reclassification rather fractional shares resulting from the reverse stock split will be aggregated for each holder and rounded up to the next number of whole shares of New Common Stock. Each certificate that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification."

        FIFTH: That the aforesaid amendment to the Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Integrated Alarm Services Group, Inc. has caused this Certificate of Amendment to the Certificate of Incorporation to be duly executed in accordance with Section 103 of the General Corporation Law of the State of Delaware this 30th day of April, 2003.


                                         INTEGRATED ALARM SERVICES GROUP, INC.



                                  BY:   /s/ Timothy M. McGinn
                                        ---------------------------
                                        Timothy M. McGinn
                                        Chairman and
                                        Chief Executive Officer